As filed with the Securities and Exchange Commission on September 7, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cornerstone Building Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	76-0127701
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5020 Weston Parkway, Suite 400	27513
Cary, North Carolina	(Zip Code)
(Addresses of Principal Executive Offices)
Long Term Incentive Plan consisting of Equity Incentive Awards granted to Chief Executive Officer
(Full title of the plan)

 Alena S. Brenner
Executive Vice President, General Counsel and Corporate Secretary
5020 Weston Parkway, Suite 400
Cary, North Carolina 27513
(Name and address of agent for service)

(866) 419-0042
(Telephone number, including area code, of agent for service)

 copy to:

Jonathan F. Lewis
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
(212) 909-6916

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock $0.01 par value per share	1,300,986	$17.37	$22,598,126.82	$2,465.46
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, the number of shares of Common Stock registered hereunder includes such indeterminate additional shares of Common Stock as may be offered or issued pursuant to the employee benefit plan described herein to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(2)Estimated pursuant to Rule 457(h) solely for purposes of computing the registration fee based upon the average of the high and low prices reported on the New York Stock Exchange on September 3, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) filed by Cornerstone Building Brands, Inc. (the “Company” or “Registrant”), formerly known as NCI Building Systems, Inc., registers 1,300,986 shares of the Company’s common stock, par value $0.01 (the “Shares”), which will be issuable pursuant to certain equity incentive awards granted to Rose Lee, the Company’s President and Chief Executive Officer, upon the vesting, exercise and/or settlement thereof (referred to herein as the “CEO Inducement Awards”). The Company is granting the CEO Inducement Awards to Ms. Lee upon the commencement of her services as President and Chief Executive Officer in order to induce Ms. Lee to agree to serve the Company in such capacities and as a member of the Board of Directors, and to provide appropriate incentives for the future success of the Company. The CEO Inducement Awards are employment inducement grants as described in the employment inducement exemption to NYSE Rule 303A.08. The CEO Inducement Awards, although not granted pursuant to the Company’s 2003 Long-Term Stock Incentive Plan (As Amended and Restated effective January 27, 2018, and as further amended from time to time thereafter) (the “Plan”), are, except as expressly set forth in each Award, subject to the same terms and provisions as awards of the same type granted under the Plan, which Plan terms are incorporated into the CEO Inducement Awards by reference.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information. *
Item 2. Registrant Information and Employee Plan Annual Information. *
*    Information required by Part I to be contained in the Section 10(a) prospectus for the plan the Shares for which are being registered hereby is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The document(s) containing the information required in Part I of this Registration Statement will be sent or given to each of the Company’s employees who is eligible to participate in such plan, as specified by Rule 428(b)(1) under the Securities Act. Such document(s) are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute (together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant are incorporated herein by reference:
(a)the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 4, 2021;
(b)the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 3, 2021, filed with the Commission on May 11, 2021, and July 3, 2021, filed with the Commission on August 4, 2021;
(c)the Registrant’s Current Reports on Form 8-K filed with the Commission on March 4, 2021, March 23, 2021, April 21, 2021, May 11, 2021, May 24, 2021, June 7, 2021, August 4, 2021, August 10, 2021 and August 19, 2021;
(d)all other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed with the Commission after the end of the fiscal year covered by the document referred to in clause (a) of this Item 3 and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold; and
(e)the description of the Registrant’s Shares contained in the section captioned “General Description of the Common Stock that the Selling Stockholders May Sell” in the Registrant’s Registration Statement on S-3 filed with the Commission under Section 12(b) of the Exchange Act on August 25, 2020, including any amendment or report filed for the purpose of updating such description.
Under no circumstances will any information furnished (but not filed) under current Item 2.02 or 7.01 of any Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Delaware General Corporation Law
Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others against expenses (including attorneys’ fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or an officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.
Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.
Certificate of Incorporation and By-Laws
Our Certificate of Incorporation provides that a director will not be liable to us or our stockholders for acts or omissions as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware statutory or decisional law. Our By-Laws provide that each current or former director, officer or employee of ours, or each such person who is or was serving or who had agreed to serve another corporation, trust or other enterprise in any capacity at our request, will be indemnified by us to the full extent permitted by law for liability arising from such service. Our By-Laws require us to advance expenses incurred in defending a civil or criminal action, suit or proceeding, so long as the person undertakes in writing to repay such amounts if it is ultimately determined that such person is not entitled to indemnification. In addition, our By-Laws authorize us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of ours, or each such person who was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of his status as such, whether or not we would have the power or the obligation to indemnify him against such liability.
We have entered into written indemnification agreements with our directors and certain of our officers. Under these agreements, if an officer or director makes a claim of indemnification to us, the Company shall indemnify such person to the fullest extent permitted by law as soon as practicable but no later than 30 days after the written demand is presented to the Company. This obligation is subject to the condition that a reviewing party consisting of a member or members of our Board of Directors or independent legal counsel shall not have determined that the officer or director, as the case may be, would not be permitted to be indemnified under applicable law.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
See Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings.
(a)The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina, on September 7, 2021.

CORNERSTONE BUILDING BRANDS, INC.

By:	/s/ Alena S. Brenner
Alena S. Brenner
Executive Vice President, General Counsel and Corporate Secretary
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on September 7, 2021 by the following persons in the capacities indicated.

Name	Title

/s/ Rose Lee	President, Chief Executive Officer and Director (Principal Executive Officer)
Rose Lee

/s/ Jeffrey S. Lee	Executive Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)
Jeffrey S. Lee

* James S. Metcalf	Executive Chairman

* Kathleen J. Affeldt	Director

* George L. Ball	Director

* Gary L. Forbes	Director

* John J. Holland	Director

* William E. Jackson	Director

* Wilbert W. James, Jr.	Director

* Daniel Janki	Director

* John Krenicki, Jr.	Director

* Timothy O'Brien	Director

* Judith Reinsdorf	Director

* Nathan K. Sleeper	Director

* Jonathan L. Zrebiec	Director
* Alena S. Brenner, by signing his name hereto on the 7th day of September, 2021, does hereby sign this document pursuant to powers of attorney duly executed by the Officers and Directors named above, filed with the Commission on behalf of such Officers and Directors, all in the capacities and on the date indicated.

/s/ Alena S. Brenner
Alena S. Brenner, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	The Company's 2003 Long-Term Stock Incentive Plan (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 2, 2018 and incorporated by reference herein)
4.2	First Amendment to the Company's 2003 Long-Term Stock Incentive Plan (filed as Annex B to the Company's Proxy Statement on Schedule 14A dated April 22, 2019 and incorporated by reference herein)
4.3	Second Amendment to the Company's 2003 Long-Term Stock Incentive Plan (filed as Annex A to the Company’s Proxy Statement on Schedule 14A dated April 29, 2020 and incorporated by reference herein)
4.4
Third Amended and Restated Certificate of Incorporation of NCI Building Systems, Inc. (filed as Exhibit 3.2 to the Company's Current Report on Form 8-K dated May 28, 2019 and incorporated by reference herein)

4.5
Seventh Amended and Restated By-laws of Cornerstone Building Brands, Inc., effective as of May 23, 2019 (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K dated May 28, 2019 and incorporated by reference herein)

*5.1	Opinion of Debevoise & Plimpton LLP
*23.1	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)
*23.2	Consent of Grant Thornton LLP.
*23.3	Consent of Ernst & Young LLP.
*24.1	Power of Attorney

* Filed herewith